Exhibit 10.2 – Stock Purchase Plan Amendment

O’REILLY AUTOMOTIVE, INC.

2009 STOCK PURCHASE PLAN

As Amended and Restated May 18, 2023

1. ESTABLISHMENT OF PLAN.

(a)Introduction.  O’Reilly Automotive, Inc., a Missouri corporation (the “Company”), hereby establishes the O’Reilly Automotive, Inc. 2009 Stock Purchase Plan, as amended and restated May 4, 2016 and further amended and restated on May 18, 2023 (the “Plan”) upon the terms and conditions set forth herein, in order to encourage and assist employees and officers of the Company and its subsidiaries in making regular purchases of the Company’s common stock, par value $.01 per share (the “Common Stock”).  The Plan is not intended to qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

(b)Definitions.

(1)“Closed Window” shall have the meaning ascribed to it in Section 12 of this Plan.

(2)“Committee” shall mean a committee of members of the Board of Directors appointed by the Board of Directors of the Company to administer the Plan, which shall initially be the Compensation Committee of the Board of Directors, and if no committee is appointed, the full Board of Directors of the Company.

(3)“Custodian” shall be a bank or other financial institution designated by the Committee to act on behalf of the Participating Employees as custodian of the securities issued pursuant hereto.

(4)“Custodian Account” shall mean the separate account maintained by the Custodian for the benefit of the Participating Employees and bearing the Plan’s name.

(5)“Election Amount” shall mean that portion of a Participating Employee’s wages which he or she authorizes the Company or its subsidiaries to withhold and use to purchase Common Stock in accordance with the terms of the Plan.

(6)“Employee Deduction Authorization” shall mean the electronic form submitted by all Participating Employees in the manner specified herein upon their entry into, or voluntary termination of their participation in, the Plan.

(7)“Fair Market Value” means, on any given date with respect to Common Stock, (A) if the Common Stock is not publicly traded, the amount determined by the Committee on such date; (B) if the Common Stock is traded only otherwise than on a securities exchange and is not quoted on the NASDAQ, the closing quoted selling price of the Common Stock on such date as quoted in “pink sheets” published by the National Daily Quotation Bureau; (C) if the Common Stock is traded only otherwise than on a securities exchange and is quoted on NASDAQ, the closing quoted selling price of the Stock on such date as reported by the Wall Street Journal; or (D) if the Common Stock is admitted to trading on a securities exchange, the closing quoted selling price of the Common Stock on such date as reported in the Wall Street Journal.

(8)“Insider” means any person identified as an insider within the “Insider Trading” provisions of the Company’s Code of Business Conduct and Ethics, as may be amended from time to time.

(9)“Participating Employee(s)” shall mean all eligible employees of the Company who are participating in the Plan.

(10)“Participation Date(s)” shall mean the first day of the month following the date on which an employee becomes eligible to participate in the Plan in accordance with the provisions of Section 3.

(11)“Participating Employee Account” shall mean the separate account maintained by the Company for each Participating Employee.

(12)“Remittance(s)” shall mean the total of all Election Amounts withheld by the Company to purchase shares of Common Stock hereunder.

2. ADMINISTRATION OF THE PLAN.

(a)The Committee.  The Plan shall be administered by the Committee, whose interpretation and construction of any of its provisions, unless otherwise determined by the Board of Directors of the Company, shall be final and conclusive on all persons having any interest hereunder.  Members of the Committee shall continue to serve in such capacity from year to year at the will of the Board of Directors of the Company unless sooner removed or replaced by the Board of Directors of the Company in its absolute discretion.  The Committee shall make such rules and regulations for the conduct of its business as it shall deem appropriate.  The Committee shall hold its meetings on such dates and at such times and places as it shall deem advisable.

(b)The Custodian.  The Custodian shall perform such duties on behalf of the Participating Employees as are specifically set forth in the Plan subject to the terms and conditions set forth in the remaining provisions of the Plan.  The Committee shall have the right to change the designated Custodian at such times as in its discretion it deems advisable.

3. ELIGIBILITY.  Subject to the provisions of Section 8 of this Plan, all employees of the Company or a U.S. subsidiary (excluding Puerto Rico) of the Company (whether officers, salaried, clerical, office, supervisory or otherwise) who are classified as full-time employees by the Company or any of its subsidiaries, excluding employees, if any, who are covered by a binding and effective collective bargaining agreement if such collective bargaining agreement prohibits their participation in this Plan, shall be eligible to participate in the Plan.  For purposes of this Plan, any employee that is customarily scheduled to work (i) at least [thirty (30)] hours per week or (ii) at least [one hundred thirty (130)] hours each month shall be deemed to be a “full-time” employee. The Company shall have the discretion to determine if an employee meets the eligibility requirements set forth in this Plan.

4. EMPLOYEE PARTICIPATION.

(a)Offering Periods.  The Plan shall be administered by consecutive offering periods with a new offering period commencing on the first day of each month and ending on the last day of each month.  The Committee shall have the power to change the duration and frequency of offering periods with respect to future offerings without stockholder approval.

(b)Employee Deduction Authorization.  Each eligible employee who wishes to participate in the Plan shall enroll in the Plan via an Employee Deduction Authorization, authorizing and instructing the Company or the appropriate subsidiary (i) to withhold and credit to his Participating Employee Account an Election Amount and (ii) to use the Election Amount to purchase Common Stock in accordance with the procedure hereinafter set forth.  The Election Amount, which shall be stated in terms of a percentage of gross salary, shall not be greater than five percent (5%) nor less than one percent (1%) of the Participating Employee’s gross salary per payroll period.

(c)Participation Dates.  Each eligible employee who (i) submits an Employee Deduction Authorization (whether or not eligible to participate in the Plan at the time of submission) and (ii) satisfies the eligibility requirements set forth in Section 3 of this Plan, shall commence participation on the first applicable Participation Date in the offering period immediately following such time. Provided, however, that any Employee Deduction Authorization submitted by any Insider during a Closed Window shall be null and void ab initio.

(d)Modification of Participation.  Subject to Section 4(c) of this Plan, participation shall be on the basis of the Employee Deduction Authorization most recently submitted to the Company, and each such Employee Deduction Authorization may be modified, effective the next practicable succeeding Participation Date, by a subsequently submitted Employee Deduction Authorization.

5. PURCHASE OF COMMON STOCK; DELIVERY OF STOCK TO CUSTODIAN.  On or as soon as practicable following the first business day of each month (the “Purchase Date”), the Company shall issue that number of whole shares of Common Stock obtained by dividing the Remittance for the preceding calendar month (the “Subject Month”) by 85% of the average of the highest and lowest per share price of the Common Stock during the Subject Month and rounding upward (the “Purchase Price”) if necessary so that only whole shares are issued.  The Company reserves the right to adjust from time to time the Purchase Date to a different date and the Purchase Price to any percentage greater than 85% of the Fair Value per share of the Common Stock (up to 100% of the Fair Market Value per share of Common Stock) and each Participating Employee will receive notification of any such adjustment.  Such shares shall be issued in the name of the Custodian, or its nominee, for and on behalf of the Participating Employees, and a certificate or certificates evidencing such shares shall be delivered promptly to the Custodian to be held by the Custodian in the Custodian Account under the terms of this Plan.  Such shares may consist of authorized but unissued shares of Common Stock or previously issued shares of Common Stock reacquired by the Company.  The Company may also deliver to the Custodian a certificate or certificates evidencing any shares of stock or other securities issued pursuant to stock dividends or other non-cash distributions made in respect of the Common Stock.

Purchase rights shall not be transferable by a Participating Employee otherwise than by will or the laws of descent and distribution.  During a Participating Employee’s lifetime, purchase rights shall be exercisable only by such Participating Employee.

6. PARTICIPATING EMPLOYEE ACCOUNTS; DISTRIBUTIONS.  Concurrently with the submission to the Custodian of shares of Common Stock issued hereunder, the Company shall advise the Custodian of the portion of the Remittance withheld on behalf of each Participating Employee and such other information required by the Custodian in order to perform all bookkeeping required in connection with the Participating Employee Accounts.  In addition to reflecting the number of shares to be credited to each Participating Employee’s Account each month, the Custodian shall reflect in such bookkeeping any stock dividends or other securities distributed as a result of stock splits or other non-cash distributions in respect of issued shares of Common Stock and delivered to the Custodian.  Cash dividends or other cash distributions payable in respect of the Common Stock shall be paid by the Company directly to each Participating Employee at his or her address of record based upon the number of shares held for such Participating Employee in the Custodian Account as of the record date of such cash dividend or other cash distribution.

Within a reasonable time after the end of each calendar quarter, each Participating Employee who shall have participated in the Plan during such quarter shall be given a statement of his Participating Employee Account as of the end of such quarter showing, at a minimum, all Remittances credited to such Participating Employee’s Account, all transactions therein, the dates thereof, the cost of all shares purchased and any balance of shares remaining therein.

7. CUSTODY AND RECEIPT OF SHARES.  All shares of Common Stock received by the Custodian on behalf of Participating Employees pursuant to the provisions of this Plan shall be held by the Custodian (however, a Participating Employee shall retain all rights in respect of such shares during the time that his or her shares are so held by the Custodian) until certificates evidencing the ownership of such shares are issued to Participating Employees.  Each certificate shall evidence the ownership by a Participating Employee of the whole shares of Common Stock then credited to his Participating Employee Account, together with the number of whole shares or other securities equal to the proportionate share of such distributions theretofore received in respect of whole and fractional shares of Common Stock then credited to the Participating Employee’s Account.  The Custodian may, at its sole discretion, distribute any such shares by (i) issuing a certificate evidencing the ownership of such shares or (ii) issuing such shares in electronic book entry form to an account specified in writing by the Participating Employee making such request.

8. TERMINATION OF PARTICIPATION.

(a)Termination of a Participating Employee’s employment for any reason, including retirement, death, disability, or the failure of a Participating Employee to remain an eligible employee of the Company or a U.S. subsidiary (excluding Puerto Rico) of the Company as set forth in Section 3 of this Plan, immediately terminates his or her participation in the Plan. The Company will have sole discretion to determine whether a Participating Employee has terminated employment and the effective date on which the Participating Employee terminated such employment.

(b)In the event a Participating Employee’s interest in this Plan is terminated by withdrawal, termination of employment or otherwise, or in the event this Plan is terminated by the Board of Directors of the Company, the Company shall deliver as soon as practicable, to the Participating Employee all accumulated Election Amounts credited to such employee’s Participating Employee Account.

(c)In the event of the death of any Participating Employee prior to any distribution called for hereunder, such distribution shall be made to the executors or administrators of the estate of such Participating Employee.

9. RIGHTS OF PARTICIPATING EMPLOYEES.

(a)Election Amount.  All Election Amount funds shall remain the absolute property of the respective Participating Employees until such funds are invested in the Common Stock as herein provided and during such preinvestment period shall constitute an indebtedness of the Company to each Participating Employee.  All Election Amounts received shall be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose. No interest shall be paid on any amount credited to a Participating Employee’s Account.

(b)Withdrawal of Funds and Alienation of Accounts.  No Participating Employee is entitled to any funds or investments credited to his Participating Employee Account except in accordance with the provisions of the Plan.  No shares of Common Stock or amount of money credited to a Participating Employee Account shall be subject in any manner, either by voluntary or involuntary acts, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, garnishment, attachment, execution, sequestration or charge, and any attempt, to, anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void, nor shall any shares of Common Stock or amount of money credited to a Participating Employee Account be in any manner liable for his debts, contracts, liabilities, engagements or torts, or be subject to any legal processes, attachment, execution, garnishment, sequestration or levy by creditors or in any suit for alimony or child support.

(c)Transferability of Stock Upon Distribution.  All shares of Common Stock shall be freely transferable by a Participating Employee upon the distribution of such shares to such Participating Employee, subject to such restrictions on their sale as may be imposed upon the holder thereof under federal or state securities laws.

10.COST OF ADMINISTRATION.  The Company shall pay all costs regarding administration of the Plan and no part of such costs shall be charged against any Participating Employee’s Account.

11.TERMINATION AND AMENDMENT OF PLAN.  The Board of Directors of the Company may amend, alter, suspend, discontinue or terminate the Plan at any time; provided, however, that, notwithstanding any other provision of the Plan, without the approval of the shareholders of the Company, no such amendment, alteration, suspension, discontinuation or termination shall be made that, absent such approval:  (a) violates the rules or regulations of the NASDAQ or any other securities exchanges that are applicable to the Company; or (b) materially increases the number of shares authorized under the Plan.  The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem desirable to carry the Plan into effect.

12.SHARES SUBJECT TO PLAN; DURATION.  The aggregate number of shares which may be issued under the Plan shall not exceed 1,500,000, subject to adjustment for changes in capitalization of the Company as described in the following paragraph, consisting of newly issued shares and/or shares reacquired by the Company.  The Plan shall remain in effect until terminated by the Board of Directors of the Company in accordance with the provisions of Section 11 hereof; provided, however, that the Committee or the Board of Directors of the Company may suspend the operation of the Plan from time to time for any interim period as shall be deemed necessary by either of them, including any period during which it shall be necessary to assure compliance with any applicable federal or state securities law (each, a “Closed Window”).

In the event of any merger, consolidation, spin-off, reorganization, recapitalization, dividend in property other than cash, stock split, reverse stock split, stock dividend, liquidating dividend, combination or reclassification of Common Stock or similar transaction, the Committee shall take any actions or make any adjustments which, in the exercise of its discretion, it deems to be necessary or appropriate under the circumstances.  The Committee’s determinations under this Section 12 shall be conclusive and binding on all parties.

13.CONSTRUCTION AND APPLICABLE LAW.

(a)Construction.  When used herein the male, female and neuter gender shall include the other and the singular shall include the plural as the context or facts so admit.

(b)Applicable Law.  This Plan shall be governed by and construed in accordance with the internal laws of the State of Missouri.

14.NO RIGHT TO EMPLOYMENT.  Nothing in the Plan shall be construed to give any person (including any Participating Employee) the right to remain in the employ of the Company or a subsidiary, or to affect the right of the Company or any subsidiary to terminate the employment of any person (including any Participating Employee) at any time, with or without cause, which right is expressly reserved.

15.TAX WITHHOLDING.  The Company or any subsidiary shall be entitled to require payment in cash or deduction from other compensation payable to each Participating Employee of any sums required by federal, state or local tax law to be withheld with respect to any purchase of shares of Common Stock under the Plan or any sale of such shares.

16.SECTION 409A.   Purchase rights granted under this Plan are intended to be exempt from the application of Section 409A of the Internal Revenue Code (the “Code”) as purchase rights granted are intended to constitute “short term deferrals” and any ambiguities herein shall be interpreted such that those purchase rights shall be so exempt from Section 409A of the Code.  In furtherance of the foregoing and notwithstanding any provision in this Plan to the contrary, if the Committee determines that a purchase right granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause a purchase right under the Plan to be subject to Section 409A of the Code, the Committee may amend the terms of the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the Participating Employee’s consent, to exempt any outstanding or future purchase right that may be granted under the Plan from or to allow any such purchase right to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code.  Notwithstanding the foregoing, the Company shall have no liability to a Participating Employee or any other party if the right to purchase Common Stock under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.  The Company makes no representation that the right to purchase Common Stock under this Plan is compliant with Section 409A of the Code.